                                                                                            Exhibit 10.1

REINSTATEMENT OF AND FIFTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS REINSTATEMENT OF AND FIFTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made effective as of October 27, 2006 by and between DIXON-MILL ASSOCIATES I (PHASE ONE) LIMITED PARTNERSHIP, DIXON-MILL ASSOCIATES II (PHASE TWO) LIMITED PARTNERSHIP, and DIXON-MILL ASSOCIATES III (PHASE THREE) LIMITED PARTNERSHIP, each a New Jersey limited partnership (collectively, “Seller”), and RMPC DIXON LLC, a Delaware limited liability company (“RMPC”) and RGD HOLDING COMPANY, LLC, a Delaware limited liability company (“RGD”, and together with RMPC, “Purchaser”).

BACKGROUND

Seller and RMPC entered into a certain Agreement of Purchase and Sale dated as of April 3, 2006 and effective as of March 1, 2006 (the “Original Agreement”), as amended by those certain (i) First Amendment to Agreement of Purchase and Sale effective as of April 21, 2006 by and between Seller and RMPC (the “First Amendment”); (ii) Second Amendment to Agreement of Purchase and Sale effective as of April 21, 2006 by and between Seller and RMPC (the “Second Amendment”); (iii) Third Amendment to Agreement of Purchase and Sale effective as of April 27, 2006 by and between Seller and RMPC (the “Third Amendment”) and (iv) Reinstatement of and Fourth Amendment to Agreement of Purchase and Sale effective as of May 24, 2006 by and between Seller and RMPC (the “Fourth Amendment” and collectively with the Original Agreement, the First Amendment, the Second Amendment, and the Third Amendment, the “Agreement”) by and through which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain real and personal property in Jersey City, New Jersey known as the Dixon Mills Apartments and as more particularly described in the Agreement. By Assignment and Assumption Agreement date May 26, 2006, RMPC assigned all of its rights under the Agreement to RGD. By letter dated October 13, 2006 (the “Termination Letter”), Purchaser terminated the Agreement. Seller and Purchaser now desire to reinstate and amend the Agreement as set forth herein. Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in the Original Agreement.

AGREEMENTS

NOW, THEREFORE, for and in consideration of the covenants and conditions set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1.  Purchaser hereby rescinds the Termination Letter. The parties reinstate all of the terms and conditions of the Agreement, as amended hereby. Except as expressly amended hereby, the Agreement is in full force and effect and is hereby ratified and reaffirmed in its entirety. To the extent of any conflict between the Agreement and this Amendment, this Amendment will govern and prevail.

2.  The Purchase Price is Sixty Nine Million Four Hundred Sixty Thousand and 00/100 Dollars ($69,460,000.00).

3.  The parties acknowledge that Seller will deposit on the Closing Date in escrow (the “Escrow”) with Land Title Agency, Inc. (an agent of LandAmerica Financial Group, Inc.) or another escrow agent (in either case, the “Escrow Agent”) selected by Seller and approved by Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned, the amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Escrow Amount”) pursuant to that Special Escrow Agreement between Seller and the Redevelopment Agency substantially in the form attached hereto as Exhibit A (the “Special Escrow Agreement”), which Seller will cause prior to Closing to be expressly assignable to Purchaser with respect to the Purchaser’s Escrow Share (as defined below). Seller will at Closing irrevocably assign, pursuant to a written agreement (the “Escrow Assignment”) mutually acceptable to Seller and Purchaser and executed at Closing, Seller’s right, title and interest to the first funds to be released to Seller from the Escrow up to and including Five Hundred Thousand Dollars ($500,000.00), (“Purchaser’s Principal Share”) plus interest which shall have accrued thereon (together with the Purchaser’s Principal Share, the “Purchaser’s Escrow Share”). Such assignment shall be free and clear of any liens, charges, encumbrances or claims whatsoever, except for the rights of the Redevelopment Agency under the Special Escrow Agreement. Seller will cause the Escrow Agent to deliver to the Purchaser at Closing an acknowledgement of such assignment, and an irrevocable agreement by Escrow Agent to deliver the Purchaser’s Escrow Share to Purchaser in accordance with this Section 3 ( the “Escrow Agent Letter”). Notwithstanding anything to the foregoing contained in this Section 3, in the event the Redevelopment Agency agrees prior to the Closing Date to revise the form of the Special Escrow Agreement such that the Escrow Amount is reduced (the “Escrow Reduction”), then the Purchaser’s Principal Share and the Purchase Price will each be reduced by the lesser of (a) $500,000.00 and (b) the amount of the Escrow Reduction.

4.  The Deposit (a) is One Million Seven Hundred Fifty Eight Thousand Four Hundred Eighty One and 00/100 ($1,758,481.00), (b) will be delivered to the Title Company not later than two (2) Business Days following the effective date of this Amendment, and (c) will be held by the Title Company and disbursed in accordance with the Agreement. No further Deposit will be required of Purchaser.

5.  The last sentence of Section 8.1(a)(vii) of the Original Agreement and the last sentence of Section 8.2(g) of the Original Agreement are deleted. Notwithstanding anything to the contrary contained in the Agreement and this Amendment, if Seller has not by the Closing Date (A) obtained Seller’s LP Consent and the Restrictions Release and (B) delivered the Escrow Assignment and caused the delivery of the Escrow Agent Letter, then Purchaser may, at Purchaser’s option and as Purchaser’s sole and exclusive remedy, terminate the Agreement by written notice to Seller of such termination pursuant to this Section 5, in which case (i) Seller will pay to Purchaser within ten (10) Business Days of such termination $500,000 for a portion of its actual out-of-pocket expenses paid or owed to third parties in connection with this transaction (including without limitation expenses in connection with the Agreement, due diligence expenses and expenses relating to Purchaser’s equity and debt financing initiatives) (ii) Purchaser will have the right to receive a prompt refund of the Deposit, and (iii) except with respect to the obligations and indemnities set forth in the Agreement that survive termination, the Agreement shall be null and void and the parties shall have no further obligation to each other hereunder.

6.  The Closing Date is November 14, 2006. Notwithstanding anything in Section 9 of the Original Agreement, Section 5 of the Fourth Amendment or anything else in the Agreement to the contrary, there will be no further extension of the Closing Date for any reason. Seller represents that it has complied or will comply in a timely manner with (or has obtained or will obtain a waiver of) the notice requirements for the redemption of the Bonds on November 15, 2006.

7.  Notwithstanding the revised Closing Date set forth in this Amendment, Purchaser’s obligation for Monthly Rental Payments pursuant to Section 7.1(b) of the Original Agreement shall continue to cease as of July 14, 2006.

8.  In order for the Title Company to insure under the owner’s and lender’s title policy against any delinquent amounts owed with respect to those certain Franchise Ordinance No. 166 and Franchise Ordinance No. 167 set forth in the Title Commitment, Seller will, at Seller’s option, either (a) provide by Closing a letter from the City of Jersey City reasonably satisfactory to the Title Company or (b) enter into a reasonable indemnity or escrow arrangement with the Title Company in order to induce the Title Company to provide such insurance coverage.

9.  Notwithstanding Section 2.1(gg) of the Original Agreement, Personal Property to be conveyed by Seller to Purchaser shall include the personal property listed on Exhibit B attached hereto (which personal property will include any of Seller’s rights, to the extent assignable, with respect to software stored on any computer hardware listed thereon).

10.  This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

11.  This Amendment shall be binding upon the parties and their respective successors and permitted assigns.

12.  To facilitate execution, this Amendment may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. For purposes of this Amendment, facsimile signatures shall be deemed originals. Notwithstanding any other provision of this Amendment, the parties hereto agree that the execution and delivery of this Amendment and any amendments hereto may be conducted by electronic means as provided by the Uniform Electronic Transactions Act, N.J.S.A. 12A:12-1 et seq.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representatives of the parties hereto as of the date designated below.

Seller: DIXON-MILL ASSOCIATES I (PHASE ONE) LIMITED PARTNERSHIP, a New Jersey limited partnership BY: DIXON VENTURE CORP., its general partner
By: /s/ Mark M. Bava
Mark M. Bava, Executive Vice President Duly Authorized

DIXON-MILL ASSOCIATES II (PHASE TWO) LIMITED PARTNERSHIP, a New Jersey limited partnership BY: DIXON VENTURE CORP., its general partner
By: /s/ Mark M. Bava
Mark M. Bava, Executive Vice President Duly Authorized

DIXON-MILL ASSOCIATES III (PHASE THREE) LIMITED PARTNERSHIP, a New Jersey limited partnership

BY: DIXON VENTURE CORP., its general partner

      By: /s/ Mark M. Bava
            Mark M. Bava, Executive Vice President
            Duly Authorized

Purchaser: RMPC DIXON, LLC, a Delaware limited liability company By: /s/ Timothy M. Jones Timothy M. Jones, Manager Duly Authorized

Purchaser: RGD HOLDING COMPANY LLC, a Delaware limited liability company By: /s/ Timothy M. Jones Timothy M. Jones Duly Authorized Authorized Agent

EXHIBIT A

SPECIAL ESCROW AGREEMENT

[see attached]

EXHIBIT B

SCHEDULE OF PERSONAL PROPERTY

[see attached]